Exhibit 99.1

CONTACT:

Erica Wishner
Acorda Therapeutics
(914) 347-4300 ext. 162
ewishner@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Reports Second Quarter 2006 Financial Results

HAWTHORNE, NY August 3, 2006 — Acorda Therapeutics® (Nasdaq: ACOR) today announced its financial results for the quarter ended June 30, 2006.

Recognized Revenue Reported

For the quarter ended June 30, 2006, gross sales were $3.9 million for Zanaflex Capsules™ (tizanidine hydrochloride) and $4.0 million for Zanaflex® (tizanidine hydrochloride) tablets. For the same quarter in 2005 we recognized gross sales of Zanaflex Capsules of $311,000 and gross sales of Zanaflex tablets of $167,000. Gross sales are recognized using a deferred revenue recognition model, where product shipments to wholesalers are recorded as deferred revenue, and later recognized as gross sales when end-user prescriptions are reported.

During the quarter ended June 30, 2006, we adopted IMS Health data as the prescription data source used as the basis for recognizing shipments of Zanaflex product as revenue. This change resulted in additional gross sales from prescriptions reported of $391,000 for Zanaflex Capsules and $230,000 for Zanaflex tablets.

Additionally, on June 30, 2006, all rights of return expired for prior shipments of short-dated lots of Zanaflex tablets inventory purchased as part of the 2004 Zanaflex acquisition and not previously recognized in gross sales. This resulted in the recognition of an additional $2.2 million of gross sales for the second quarter of 2006.  Excluding the impact of this event and excluding the gross sales recognized due to the conversion to IMS Health prescription data, non-GAAP gross sales for the quarter ended June 30, 2006 would have been $5.1 million. The differences between non-GAAP and GAAP gross sales of Zanaflex Capsules and Zanaflex tablets are reconciled in the table below. The Company believes it is appropriate to present this supplemental information as it will allow investors to better understand the Company’s operating results for the second quarter of 2006 and its ongoing performance in a manner similar to how the Company analyzes its operating results.  Adjustments and other factors make it more difficult to make meaningful period to period comparisons. These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

In the second quarter 2006, we recorded an adjustment to discounts and allowances to reflect the reversal of the remaining $1.8 million of an accrual made in 2004 to cover our exposure to returns of Zanaflex tablet product originally sold by Elan prior to our acquisition of the Zanaflex product line. Our obligation to continue to accept these returns ended on June 30, 2006, resulting in this adjustment.

The impact of the change in prescription provider and events discussed above are detailed in the following schedule.

Detail on Second Quarter 2006 Sales Data
(in thousands)
(Unaudited)

	Capsules	Tablets	Total
GAAP/NON-GAAP RECONCILIATION

Non-GAAP gross sales	$3,543	$1,526	$5,069

Change due to IMS Health prescription data	391	230	621

Expiration of right of short-dated Zanaflex tablets returns	—	2,202	2,202

GAAP gross sales for quarter ended 6-30-2006	$3,934	$3,958	$7,892

ADDITIONAL ITEMS

Less: Discounts and allowances	(196)	(73)	(269)

Expiration of right of return - Elan sales	—	1,801	1,801

GAAP net sales for quarter ended 6-30-2006	$3,738	$5,686	$9,424

Shipments to wholesalers for the quarter ended June 30, 2006 of $5.9 million consisted of $4.3 million for Zanaflex Capsules and $1.6 million for Zanaflex tablets. For the same quarter in 2005, we recorded $8.4 million in shipments, consisting of $5.7 million in initial launch stocking shipments of Zanaflex Capsules and $2.7 million in Zanaflex tablets. The Zanaflex Capsules product was launched commercially in April 2005.

Net loss for the quarter ended June 30, 2006 was $2.9 million or $.15 per share, compared to a net loss of $17.3 million or $85.88 per share for the same quarter in 2005.

As of June 30, 2006, the Company held cash, cash equivalents and short-term investments of $24.2 million.

“We’re pleased to report continued growth in Zanaflex sales during the second quarter of 2006,” stated Ron Cohen, M.D., President and CEO. “It was our first full quarter with our sales force expansion and we are already seeing results from this effort. Additionally, we are now using IMS as our prescription data reporting vendor which collects more complete data to help us track our Zanaflex sales.”

Zanaflex Capsules Highlights

•                  The clinical performance of Zanaflex Capsules has gained increased acceptance by physicians and patients.  The first case study presentation of Zanaflex Capsules in a person with MS was made by Amy Morrison of the University of Texas Southwestern Department of Neurology at the June Consortium of MS Centers Annual Meeting.  In addition, several articles are being submitted for publication.

•                  This quarter Acorda changed prescription data reporting vendors from NDC to IMS. This change allows us to obtain more complete data because this data source accesses a larger portion of the market.

Fampridine-SR Highlights

•                  On July 12, 2006 we updated our estimate on the timing of the Phase 3 Fampridine-SR clinical trial in MS. We expect to report data from this trial in late September or October 2006.

Conference Call and Webcast

Ron Cohen, President and Chief Executive Officer, David Lawrence, Chief Financial Officer, and Mary Fisher, Chief Operating Officer will host a conference call today at 8:30 am Eastern Time to review the Company’s second quarter 2006 results. To access the call, please dial 866-510-0704 (domestic) or 617-597-5362 (international) five minutes prior to the start time, and provide the access code 20529997. A replay of the call will be available from 10:30 a.m. Eastern Time on August 3, 2006 until 11:59 p.m. Eastern Time on September 3, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the access code 88067926. A live audio webcast of the call can also be accessed from the Company’s website, at http://www.acorda.com, for the next 30 days.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules , the risk of unfavorable results from the Phase 3 clinical trial of Fampridine SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug indicated for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical-stage product is Fampridine-SR, which is in a Phase 3 clinical trial for MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Financial Information

Acorda Therapeutics, Inc
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Gross sales - Zanaflex	$7,892	$478	$11,766	$478
Less: discounts and allowances	1,532	(705)	1,336	(844)
Net sales	9,424	(227)	13,102	(366)
Grant revenue	179	130	301	155
Total net revenue	9,603	(97)	13,403	(211)
Less: cost of sales	(1,344)	(1,086)	(2,385)	(1,567)
Gross profit	8,259	(1,183)	11,018	(1,778)

Operating expenses:
Research and development	3,021	5,040	6,298	7,143
Sales and marketing	4,282	3,067	8,845	5,369
General and administrative	3,560	1,821	5,838	3,933
Total operating expenses	10,863	9,928	20,981	16,445

Operating loss	$(2,604)	$(11,111)	$(9,963)	$(18,223)

Other income (expense):
Interest and amortization of debt discount expense	(603)	(371)	(907)	(520)
Interest income	311	148	573	258
Other income	—	1	3	1
	(292)	(222)	(331)	(261)
Cumulative effect of change in accounting principle	—	—	454	—

Net loss	(2,896)	(11,333)	(9,840)	(18,484)
Beneficial conversion feature, accretion of issuance costs, preferred dividends, and fair value of warrants issued to convertible preferred stockholders	—	(5,997)	(36,007)	(12,210)

Net profit (loss) allocable to common shareholders	$(2,896)	$(17,330)	$(45,847)	$(30,694)

Net loss per share allocable to common stockholders - basic and diluted	$(0.15)	$(85.88)	$(3.00)	$(152.78)

Weighted average common shares outstanding used in computing net loss per share allocable to common stockholders - basic and diluted	19,629	202	15,278	201

Acorda Therapeutics, Inc
Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005

Assets
Cash and cash equivalents	$23,684	$11,761
Short-term investments	500	2,001
Finished goods inventory held by the Company	6,245	5,587
Property and equipment, net	1,482	1,707
Intangible assets, net	5,583	5,952
Total assets	$44,193	$33,912

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other liabilities	$6,291	$14,060
Deferred product revenue	14,311	16,736
Total current liabilities	23,965	35,858
Long term liabilities	22,427	23,377
Stockholders deficit	(2,199)	(116,536)
Total Liabilities and Stockholders deficit	$44,193	$33,912